Exhibit 16.1

SmytheRatcliffe.com

7th Floor, Marine Building

355 Burrard Street

Vancouver, BC V6C 2G8

SmytheRatcliffe

Chartered Accountants

facsimile: 604.688.4675

telephone: 604 687 1231

January 21, 2004

U. S. Securities and Exchange Commission
450 - 5th Street N.W.
Washington, DC
20549
USA

Dear Sirs:

RE:        AUDIT OF EYI INDUSTRIES, INC. (FORMERLY SAFE ID CORPORATION)

In response to a letter from Rajesh Raniga at EYI Industries, Inc. dated January 15, 2004, we are writing to confirm the following:

1.        At no time during the performance of the last two fiscal year-end audits of Safe ID Corporation were there any disagreements with our firm on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure.

2.        At no time during the performance of the last two fiscal year-end audits did our firm advise Safe ID Corporation that the internal controls necessary for Safe ID Corporation to develop reliable financial statements do not exist.

3.         At no time during the performance of the last two fiscal year-end audits did our firm advise Safe ID Corporation's board of directors that there was a need to expand significantly the scope of our audit.

We have read the Form 8-K dated January 21, 2004, and are not in disagreement with the contents thereof.

Please contact us if you have any questions.

/S/ SMYTHE RATCLIFFE